Exhibit 3.2
Amended and Restated Bylaws of
SVB FINANCIAL GROUP
A Delaware Corporation
Amended and Restated as of November 23, 2022
ARTICLE I

OFFICES
Section 1.Registered Office. The registered office of SVB Financial Group (the “Corporation”) in the State of Delaware shall be at 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of the Corporation’s registered agent at that address is The Corporation Trust Company.
Section 2.Principal Executive Office. The principal executive office of the Corporation shall be located at such place within or outside of the State of Delaware as the Board of Directors of the Corporation (“Board of Directors” or “Board”) from time to time shall designate.
Section 3.Other Offices. The Corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors may from time to time determine.
ARTICLE II

MEETINGS OF STOCKHOLDERS
Section 1.Place of Meetings. Meetings of the stockholders for the election of directors or for any other purpose shall be held at such time and place, either within or without the State of Delaware as shall be designated from time to time by the Board of Directors. The Board may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the Delaware General Corporation Law (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive office.
Section 2.Annual Meetings. The Annual Meeting of stockholders shall be held each year on such date and at such place (if any, or by means of remote communication) and time as may be fixed by resolution of the Board of Directors.
Section 3.Special Meetings. Unless otherwise prescribed by law or by the Certificate of Incorporation, and subject to the rights of the holders of any series of preferred stock of the Corporation, Special Meetings of stockholders may be called by a majority of the Board of Directors, the Chair of the Board, the Chief Executive Officer or the President. Any Special Meeting of stockholders shall be held on such date and at such place (if any, or by means of remote communication) and time as may be fixed by resolution of the Board of Directors.
Section 4.Notice of Meetings. Written or printed notice, stating the place, if any, date and hour of the meeting, the purpose or purposes for which the meeting is called, and the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, shall be given by the Corporation not less than ten nor more than sixty days before the date of the meeting, either personally, by mail or by electronic transmission in accordance with Section 2 of Article VI of these Bylaws, to each stockholder of record entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail with postage thereon prepaid, addressed to the stockholder at his address as it appears on the stock transfer books of the Corporation. Only such further notice shall be given as may be required by law. Meetings may be held without notice if all stockholders entitled to vote thereat are present, or if notice is waived by those not present in accordance with Section 3 of Article VI of these Bylaws. To the fullest extent provided by law, the Board may postpone, reschedule or cancel any previously scheduled meeting of the stockholders. Notices shall be deemed to have been given to all stockholders of record who share an address if notice is given in accordance with the “householding” rules set forth in the rules of the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, (the “Exchange Act”) and Section 233 of the DGCL.
Section 5.Organization. Meetings of stockholders shall be presided over (such presiding person being referred to as a chairperson) by: (i) the Chair of the Board of Directors, if any, or (ii) in the absence of the Chair of the Board, by the Vice Chair of the Board, if any, or (iii) in the absence of the foregoing persons, by the Chief Executive Officer (if the Chief Executive Officer is a person other than the Chair of the Board or the Vice Chair of the Board), the President, or a chairperson designated by the Board, or (iv) in the absence of the foregoing persons, by a chairperson chosen at the meeting. The Secretary or an Assistant Secretary shall act as secretary of the meeting, but in the absence of the Secretary and any Assistant Secretary the chairperson of the meeting may appoint any person to act as secretary of the meeting.
The order of business at each such meeting shall be as determined by the chairperson of the meeting. The chairperson of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts and things as are necessary or desirable for the proper conduct of the meeting, including, without limitation, the establishment of procedures for the maintenance of order and safety, limitations on the time allotted to questions or comments on the affairs of the Corporation, restrictions on entry to such meeting after the time prescribed for the commencement thereof and the opening and closing of the voting polls for each item on which a vote is to be taken.
Section 6.Nominations and Proposals.
(a) Nominations of persons for election to the Board of Directors of the Corporation and the proposal of business to be considered by the stockholders may be made at any Annual Meeting of stockholders only (i) pursuant to the Corporation’s notice of meeting, (ii) by or at the direction of the Board of Directors, (iii) by any stockholder of the Corporation who was a stockholder of record at the time of giving of notice provided for in this Section 6, who is entitled to vote at the meeting and who complies with the requirements set forth in this Section 6, or (iv) by an Eligible Holder (as defined in Section 13) who complies with the procedures and other requirements of Section 13 and other applicable legal requirements. Clauses (iii) and (iv) shall be the exclusive means for a stockholder to make director nominations, and clause (iii) shall be the exclusive means for a stockholder to submit proposals for other business (other than matters properly brought under Rule 14a-8 under the Exchange Act and included in the Corporation’s proxy statement that has been prepared to solicit proxies for such annual meeting) before an annual meeting of common stockholders.
For nominations or other business to be properly brought before an Annual Meeting of stockholders by a stockholder pursuant to Section 6(a)(iii) to be timely, a complete and accurate Notice of Intent (defined below) required by Section 6(d) shall be delivered to and received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after the anniversary of the preceding year’s annual meeting, any notice by the stockholder of business or the nomination of directors for election or reelection to be brought before the annual meeting to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (x) the 90th day prior to such annual meeting and (y) the 10th day following the day on which public announcement of the date of such meeting is first made; provided, further, that in the event the number of directors constituting the entire Board of Directors of the Corporation is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the Corporation at least 70 days prior to the first anniversary of the date on which the Corporation first mailed to stockholders notice of the preceding year’s annual meeting, a stockholder’s notice required under this Section 6 shall also be considered timely, but only with respect to nominees for new directorships created by such increase, if it shall be delivered to the

Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation. In no event shall the public announcement of an adjournment or postponement of a stockholder meeting commence a new time period for the giving of a stockholder’s notice as described above. For purposes of this Section 6, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the SEC pursuant to Section 13, 14 or 15(d) of the Exchange Act and “beneficial owner” has the meaning provided in Rules 13d-3 and 13d-5 under the Exchange Act.
(b) At a Special Meeting of stockholders, only such business as is set forth in the Corporation’s notice of meeting shall be conducted at the meeting. Nominations of persons for election to the Board of Directors may be made at a Special Meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (i) by or at the direction of the Board of Directors or (ii) by any stockholder of the Corporation who is a stockholder of record at the time of giving of notice provided for in this paragraph and who shall be entitled to vote at the meeting and who complies with the requirements set forth in this Section 6. In the event the Corporation calls a Special Meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any stockholder described in Section 6(b)(ii) may nominate a person or persons (as the case may be), for election to such position(s) as specified in the Corporation’s notice of meeting.
For nominations or other business to be properly brought before a Special Meeting of stockholders by a stockholder pursuant to Section 6(b)(ii) to be timely, a complete and accurate Notice of Intent (defined below) required by Section 6(d) shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 120th day prior to such Special Meeting and not later than the close of business on the later of (x) the 90th day prior to such Special Meeting and (y) the 10th day following the day on which public announcement is first made of the date of the Special Meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the public announcement of an adjournment or postponement of a Special Meeting commence a new time period for the giving of a stockholder’s notice.
(c) For nominations or other business to be properly brought before an Annual Meeting of stockholders by a stockholder pursuant to Section 6(a)(iii) or (b)(ii), the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation and complied with the requirements under applicable law (including under this Section 6 and Section 13); and
(i) to be eligible to be a nominee for election or re-election to the Board of Directors, each individual proposed as a nominee by a stockholder pursuant to Section 6 or Section 13 must deliver a complete and accurate copy of the questionnaire, representation and agreement described in Section 6(d)(iv) to the Secretary of the Corporation at the principal executive offices of the Corporation, in each case, not later than the deadlines prescribed for delivery of a Notice of Intent under Section 6 or a Nomination Notice under Section 13, as applicable. The Corporation may also, as a condition of any such nomination being deemed properly brought before a meeting of the stockholders, require any proposed nominee or such other person described in Section 6(d)(iv) to furnish any additional information (x) such person has agreed to furnish under the stockholder’s notice, questionnaire, representation and agreement delivered to the Corporation, including to update/supplement information previously provided to the Corporation pursuant to Section 6(d)(iv)(1), and (y) that could (as determined by the Corporation in its reasonable judgment) be required by the Corporation to determine the eligibility of any proposed nominee to serve as an independent director of the Corporation or material to a reasonable stockholder’s understanding of the qualifications and, fitness and/or independence, or lack thereof, of any proposed nominee. Such additional information shall be delivered to the Corporation within five (5) business days after it has been requested by the Corporation. No person may be appointed, nominated or elected a director of the Corporation unless such person, as of the time of the notice of nomination provided for pursuant to this Section 6 and as of the time of appointment or election, would then be able to serve as a director without conflicting in any manner with any state, federal or foreign law or regulation, as determined in good faith by the Board of Directors or the Governance Committee (defined below).

(ii) any proposed business other than the nominations of persons for election to the Board of Directors (x) must otherwise be a proper matter for stockholder action under applicable law, and (y) must not, if implemented, cause the Corporation to violate any state, federal or foreign law or regulation.
(d) To be in proper form, the Notice of Intent shall:
(i) as to each person whom the stockholder proposes to nominate for election or reelection as a director, set forth:
(1) the name, age, business address, and residence of the proposed nominee;
(2) the class and number of shares of common stock and any other securities of the Corporation held beneficially or of record by the proposed nominee, the date(s) on which such shares were acquired, the investment intent of such acquisition and evidence of such beneficial or record ownership;
(3) a reasonably detailed description of any agreement, arrangement, understanding, or relationship between the proposed nominee and the stockholder (including any compensatory, payment, reimbursement, indemnification or other financial arrangements) and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder or with whom the stockholder is affiliated, associated, or otherwise acting in concert or as a group, including, as applicable, the amount of any payment or payments received or receivable thereunder, in each case in connection with candidacy or service as a director of the Corporation;
(4) details of any shares of the Corporation owned by the proposed nominee that are (A) pledged by the proposed nominee or otherwise subject to a lien, charge or other encumbrance or (B) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar instrument or agreement entered into by such proposed nominee, whether any such instrument or agreement described in this clause (B) is to be settled with shares or with cash based on the notional amount or value of outstanding shares of the Corporation, in any such case which instrument or agreement described in this clause (B) has, or is intended to have, the purpose or effect of (x) reducing or increasing in any manner, to any extent or at any time in the future, such proposed nominee’s full right to vote or direct the voting of any such shares, and/or (y) hedging, offsetting, or altering to any degree, gain or loss arising from the full economic ownership of such shares by such proposed nominee (collectively, “Derivative Instruments”);
(5) all information relating to the proposed nominee that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Section 14 of the Exchange Act (including Regulation 14A and Rule 14a-19 promulgated under the Exchange Act), and any other applicable laws or rules or regulations of any governmental authority or of any national securities exchange or similar body overseeing any trading market on which shares of the Corporation are traded;
(6) details of any position held by the nominee as an officer or director of any competitor (that is, any entity that produces products, provides services or engages in business activities that compete with or are alternatives to the products produced, services provided or business activities engaged in by the Corporation or its affiliates) of the Corporation, within the three years preceding the submission of the Notice of Intent;
(7) whether such person is eligible for consideration as an independent director under the relevant standards contemplated by Item 407(a) of Regulation S-K adopted by the SEC (or the corresponding provisions of any successor regulation) and the relevant listing standards of any exchange where the Corporation’s equity securities are listed;

(8) the information regarding such person required by paragraphs (a), (e) and (f) of Item 401 of Regulation S-K adopted by the SEC (or the corresponding provisions of any successor regulation);
(9) a certification by such stockholder and such nominee that such nominee is eligible to serve as a director in accordance with this Section 6 as of the date of the notice of nomination and will be eligible to serve as a director in accordance with this Section 6 as of the time of the election; and
(10) a statement detailing whether the nominee is experienced in matters of risk management for purposes of Regulation YY of the Federal Reserve Board;
(ii) as to any business other than the nomination of a director or directors that the stockholder proposes to bring before the meeting, set forth:
(1) the text of the proposal to be presented, including the text of any resolutions to be proposed for consideration by stockholders;
(2) a brief description of the business desired to be brought before the meeting;
(3) the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and
(4) a description of all agreements, arrangements, and understandings between such stockholder and beneficial owner, if any, on whose behalf the proposal is made, and their respective affiliates and associates, and any other person or persons (including their names) acting in concert therewith in connection with the proposal of such business by such stockholder;
(iii)  as to the stockholder giving the notice, set forth:
(1) whether the stockholder is providing the notice at the request of a beneficial holder of shares;
(2) whether the stockholder, any such beneficial holder or any nominee has any agreement, arrangement or understanding with, or has received any financial assistance, funding or other consideration (including indemnification) from, any other person with respect to the investment by the stockholder or such beneficial holder in the Corporation or the matter the stockholder’s notice relates to, and the details thereof;
(3) the name and address of (A) such stockholder, (B) the other persons described in clause (1), (C) principals of, or any person that owns or controls, directly or indirectly, 10% or more of any voting class of securities or interests (or 33 1/3% or more of any class of securities or interests) in such stockholder or, to such stockholder’s knowledge, any person described in subclause (B) (the persons described in subclauses (B) and (C) are hereinafter collectively referred to as “Interested Persons”);
(4) a complete listing of the record and beneficial ownership positions (including number or amount) of all equity securities and debt instruments, whether held in the form of loans or capital market instruments, of the Corporation or any of its subsidiaries held by such stockholder and all Interested Persons (including any such securities or instruments to which such person has a right to acquire beneficial ownership at any time in the future);
(5) description of any agreement, arrangement, or understanding (including any derivative, long or short positions, profit interests, forwards, futures, swaps, options, warrants, convertible securities, stock appreciation or similar rights, hedging, derivative or other transaction, and borrowed or loaned shares, in each case regardless of the form of settlement) that is in place or has been entered into within the prior six months preceding the date of delivery of Notice of Intent by or for the benefit of such stockholder or any Interested Person with respect to the Corporation or its subsidiaries or any of their respective securities, debt instruments or credit ratings, the effect or intent of which transaction is to give rise to gain or loss as a result of changes in the trading price of such securities or debt instruments or changes in the credit ratings for the Corporation, its subsidiaries or any of their respective securities or debt instruments (or, more generally, changes in the perceived creditworthiness of the Corporation or its subsidiaries), or to increase or decrease the voting power of such stockholder, a proposed nominee, or any Interested Person, and if so, a summary of the material terms thereof;
(6) description of any agreement, arrangement, or understanding between the stockholder or any Interested Person and any other person(s) (naming such other person(s)) in connection with, or any material interest (including any indirect or direct financial interest) on the part of such stockholder or Interested Person in, the nomination or proposal of other business;
(7) a representation that the stockholder is a holder of record of stock of the Corporation that would be entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose the matter set forth in the stockholder’s notice;
(8) a representation as to whether either such stockholder (or any beneficial holder on whose behalf the stockholder is acting) will, or is part of a group that will, either (x) deliver a proxy statement and/or form of proxy to holders of, in the case of a proposal, at least the percentage of the Corporation’s voting shares required under applicable law to carry the proposal or, in the case of a nomination(s), a sufficient number of holders of the Corporation’s voting shares to elect such nominee(s), (y) otherwise solicit proxies from stockholders in support of that proposal or nomination, and/or (z) solicit proxies in support of any proposed nominee in accordance with Rule 14a-19 under the Exchange Act. If the stockholder (or any beneficial owner of stock on whose behalf the stockholder is acting) is part of such a group, the Notice of Intent shall also include the name and address of each participant (as defined in Item 4 of Schedule 14A of the Exchange Act);
(9) description of any proxy (other than a revocable proxy given in response to a public proxy solicitation made pursuant to, and in accordance with, the Exchange Act), agreement, arrangement, understanding or relationship pursuant to which such stockholder (or Interested Person) has or shares a right to, directly or indirectly, vote any shares of any class of capital stock of the Corporation;
(10) description of any rights to dividends or other distributions on the shares of any class of capital stock of the Corporation, directly or indirectly, owned beneficially by such stockholder or any Interested Persons that are separated or separable from the underlying shares of the Corporation;
(11) description of any performance-related fees (other than an asset-based fee) that such stockholder or any Interested Person, directly or indirectly, is entitled to based on any increase or decrease in the value of shares of any class of capital stock of the Corporation or any equity interests described in subclause (4); and
(12) to the extent not prohibited by applicable law or regulations or other applicable bona fide confidentiality obligation, with respect to the stockholder and each Interested Person, a list of (x) litigation filed against such person during the prior 10 years, (y) criminal proceeding (excluding traffic violations and other minor offenses) naming such person as a subject during the prior 10 years and (z) investigations of such person by a governmental entity, including law enforcement agencies, commenced within the prior 10 years.

(iv) with respect to nominations for election or reelection of a director or director(s), include (x) a completed questionnaire signed by each proposed nominee with respect to the background and qualification of such proposed nominee and the background of any other person on whose behalf the nomination is being made, and (y) a written representation and agreement signed by, as applicable, each proposed nominee and any other person (including the stockholder giving notice) by whom or on whose behalf the nomination is being made:
(1) that each of the proposed nominee and such other person will update and supplement the information described in this Section 6(d) (or Section 13(d), as applicable) from time to time to the extent necessary so that such information shall be true and correct (x) as of the record date for determining the stockholders entitled to notice of such meeting and (y) as of the date that is the 10th business day prior to the meeting or any adjournment or postponement thereof. Any such update and supplement shall be delivered in writing to the Secretary at the principal executive offices of the Corporation not later than the 5th business day following the record date for determining the stockholders entitled to notice of the meeting (in the case of any update and supplement required to be disclosed as of the record date) and not later than the 8th business day prior to the date for the meeting or any adjournment or postponement thereof (in the case of any update or supplement required to be made as of the 10th business day prior to the meeting or adjournment or postponement thereof), provided that, no supplement or update made pursuant to this paragraph may include any new nominees who were not named in the original stockholder notice or be deemed to cure any defects or limit the remedies (including under these Bylaws) available to the Corporation relating to any defect);
(2) that each of the proposed nominee and such other person will provide to the Corporation such other information and certifications as it may reasonably request;
(3) that such proposed nominee will, at the reasonable request of the Governance & Corporate Responsibility Committee of the Board of Directors (the “Governance Committee”), meet with the Governance Committee to discuss matters relating to the nomination of such proposed nominee to the Board of Directors, including the information provided by such proposed nominee to the Corporation in connection with his or her nomination and such proposed nominee’s eligibility to serve as a member of the Board of Directors;
(4) that such proposed nominee (w) will serve as a director for the term for which he or she is standing for election if nominated by the Board of Directors and elected by the stockholders, (x) consents to being named in the proxy statement as a nominee, (y) has read the Corporation’s Corporate Governance Guidelines, Code of Conduct (including Code of Ethics), Related Party Transaction Policy and any other Corporation policies and guidelines applicable to directors, and agrees, if elected, to adhere to will comply with any policy and guidelines (including the foregoing), rule, regulation or standard of conduct applicable to the directors (including with respect to confidentiality), and (z) will provide any information required or requested by the Corporation or its subsidiaries, or required, requested or expected by banking or other regulators, including, without limitation, all information requested by the form of directors questionnaire used by the Corporation;
(5) that such proposed nominee, without prior disclosure to the Corporation, is not and will not become a party to any direct or indirect compensatory, payment, reimbursement, indemnification or other agreement, arrangement or understanding with any person or entity in connection with his or her nomination, service or action as a director of the Corporation;
(6) that the proposed nominee’s candidacy or, if elected, membership on the Board of Directors would not violate applicable state or federal law or the rules of any stock exchange on which the Corporation’s securities are traded; and

(7) that each of the proposed nominee and such other person is not and will not become a party to (x) without prior disclosure to the Corporation, compensatory, payment or other financial agreement, arrangement or understanding with any person or entity in connection with his or her nomination, service or action as a director of the Corporation, (y) without prior disclosure to the Corporation, any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person (including with respect to such proposed nominee, if elected as a director of the Corporation), would vote or act, as applicable, on any issue or question (a “Voting Commitment”), or (z) any Voting Commitment that could limit or interfere with such person’s ability to comply (including, with respect to such proposed nominee, if elected as a director of the Corporation), with such person’s fiduciary and other duties under applicable law;
(8) that each of the proposed nominee and such other person will provide facts, statements and other information in all communications with the Corporation and its stockholders that are or will be true and correct in all material respects and that do not and will not omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading;
(9) that each of the proposed nominee and such other person agrees to comply with all applicable law, rules and regulations in connection with the nomination, solicitation and election, as applicable (including Rule 14a-19); and
(10) that the proposed nominee consents to the running of a background check in accordance with the Corporation’s policy or practice for prospective directors and will provide any information requested by the Corporation that is necessary to run such background check.
(e) Prior to submitting a Notice of Intent (or a Nomination Notice, as applicable) in connection with nomination(s) for election or reelection to the Board of Directors, the stockholder providing such notice shall request in writing from the Secretary the form of the questionnaire, representation and agreement described in Section 6(d)(iv), and the Secretary shall provide such forms to the requesting stockholder within 10 days after receiving such request.
(f) Notwithstanding any provision herein to the contrary, (a) no business shall be conducted at a stockholders meeting except in accordance with the procedures set forth in this Section 6 or Section 9, as applicable, and (b) only persons nominated in accordance with the procedures set forth in this Section 6 or Section 9, as applicable, and who meet the eligibility requirements set forth in this Section 6 or Section 9, as applicable, shall be eligible for election as directors. The chairperson of any meeting of stockholders shall have the right and authority to determine that one or more items of proposed business or any proposed nomination, as the case may be, was not properly brought before the meeting in accordance with applicable legal requirements (including the procedures prescribed by these Bylaws) and, if the chairperson should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted and any such nomination shall not stand for election or reelection.
(g) If the Board of Directors or the Governance Committee determines that any requirement under the Bylaws or any other applicable legal requirements has not been satisfied as to any proposed director nomination or other business proposed to be transacted at a stockholder meeting, then it may elect to (x) waive the deficiency with respect to such director nomination or other proposed business, (y) notify the stockholder of, and provide the stockholder with an opportunity to cure, such deficiency, or (z) disregard any defective nomination or decline to allow the proposed nomination or other business to be transacted at the meeting, even if the Corporation has received proxies with respect to votes on those matters. Without limiting the foregoing, unless otherwise required by law, if any stockholder or its affiliate (i) provides notice pursuant to Rule 14a-19(b) under the Exchange Act with respect to any proposed nominee and (ii) subsequently fails to comply with the requirements of Rule 14a-19(a)(2) or Rule 14a-19(a)(3) under the Exchange Act (or fails to timely provide reasonable evidence sufficient to satisfy the Corporation that such stockholder or its applicable affiliates has met the requirements of Rule 14a-19(a)(3) under the Exchange Act in accordance with the following sentence), then the nomination of each such proposed nominee shall be disregarded, notwithstanding that proxies or votes in respect of the election of such proposed nominees may have been received by the Corporation (which proxies and votes shall be disregarded). If any stockholder or its affiliate provides notice pursuant to Rule 14a-19(b) under the Exchange Act, such stockholder or affiliate shall deliver to the Corporation, no later than 5 business days prior to the applicable meeting, a written certification (and upon request by the Corporation, reasonable evidence) that it has met the requirements of Rule 14a-19(a)(3) under the Exchange Act.
(h) Notwithstanding the foregoing provisions of this Section 6, if the stockholder or a qualified representative of the stockholder does not appear at the annual or special meeting of stockholders of the Corporation to present any such nomination, or make any such proposal, such nomination or proposal shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For the purposes of this Section 6 and Section 13, a “qualified representative” means a person who is a duly authorized officer, manager, or partner of the absent stockholder, or another individual who is authorized in a writing signed by the absent stockholder, or an electronic transmission delivered to the Secretary by the absent stockholder, to act as its proxy at the stockholder meeting and who produces the writing or the electronic transmission or a reliable reproduction of either.
(i) A stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to matters set forth in this Section 6 and Section 13. Nothing in this Section 6 shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.
(j) Any stockholder directly or indirectly soliciting proxies from other stockholders in respect of any nomination or other proposal must use a proxy card color other than white, which shall be reserved for the exclusive use by the Board of Directors.
Section 7.Quorum; Adjournment. Except as otherwise provided by law or by the Certificate of Incorporation, the holders of a majority of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. The chairperson of any meeting of stockholders may adjourn any meeting of stockholders from time to time, for any reason or no reason, whether or not there is such a quorum. No notice of the time and place of adjourned meetings need be given except as required by law. Any business which might have been transacted at the meeting as originally noticed may be deferred and transacted at any such adjourned meeting at which a quorum shall be present. The stockholders present at a duly called meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.
Section 8.Voting. Unless otherwise required by law, the Certificate of Incorporation or these Bylaws, any question brought before any meeting of stockholders shall be decided by the vote of the holders of a majority of the stock represented and entitled to vote thereat. Each stockholder represented at a meeting of stockholders shall be entitled to cast one vote for each share of the capital stock held by such stockholder which has voting power upon the matter in question. Such votes may be cast in person or by proxy but no proxy shall be valid more than 11 months after its date, unless such proxy provides for a longer period. A stockholder may authorize another person to act as proxy by transmitting, or authorizing the transmission of, a telegram, cablegram or other means of electronic transmission to the person authorized to act as proxy or to a proxy solicitation firm, proxy support service organization, or other person authorized by the person who will act as proxy to receive the transmission, in each case as the Board of Directors, the Chair of the Board of Directors or the presiding officer of the meeting may determine from time to time.
Section 9.List of Stockholders Entitled to Vote. The officer of the Corporation who has charge of the stock ledger of the Corporation shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of at least ten days prior to the meeting, either (i) during ordinary business hours at the principal place of business of the Corporation, (ii) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of meeting or (iii) at such other place as may be permitted by law and the Certificate of Incorporation.
Section 10.Stock Ledger. The stock ledger of the Corporation shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list required by Section 9 of this Article II or the books of the Corporation, or to vote in person or by proxy at any meeting of stockholders.
Section 11.Stockholder Action. Any action required or permitted to be taken by the stockholders of the Corporation may be authorized or taken by the written consent of the holders of outstanding shares of stock having not less than the minimum voting power that would be necessary to authorize or take such action at a meeting of stockholders at which all shares entitled to vote thereon were present and voted, provided all other requirements of applicable law and the Certificate of Incorporation have been satisfied.
        In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which date shall not be more than 10 days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. Any stockholder of record seeking to have the stockholders authorize or take corporate action by written consent shall, by written notice to the Secretary, request the Board of Directors to fix a record date. The Board of Directors shall promptly, but in all events within 10 days after the date on which such a request is received, adopt a resolution fixing the record date. If no record date has been fixed by the Board of Directors within 10 days of the date on which such a request is received, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required by applicable law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business or to any officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by applicable law, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the date on which the Board of Directors adopts the resolution taking such prior action.

        In the event of the delivery, in the manner provided in this Section 11, to the Corporation of the requisite written consent or consents to take corporate action and/or any related revocation or revocations, the Corporation may engage nationally recognized independent inspectors of elections for the purpose of promptly performing a ministerial review of the validity of the consents and revocations. For the purpose of permitting the inspectors to perform such review, no action by written consent without a meeting shall be effective until such date as the independent inspectors certify to the Corporation that the consents delivered to the Corporation in accordance with this Section 11 represent at least the minimum number of votes that would be necessary to authorize or take the corporate action. Nothing contained in this paragraph shall in any way be construed to suggest or imply that the Board of Directors or any stockholder shall not be entitled to contest the validity of any consent or revocation thereof, whether before or after such certification by the independent inspectors, or to take any other action (including, without limitation, the commencement, prosecution or defense of any litigation with respect thereto, and the seeking of injunctive relief in such litigation).

        Every written consent shall bear the date of signature of each stockholder who signs the consent and no written consent shall be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated written consent received in accordance with this Section 11, a written consent or consents signed by a sufficient number of holders to authorize or take such action are delivered to the Corporation in the manner prescribed in this Section 11.

Section 12.Conduct of Voting. At all meetings of stockholders, unless the voting is conducted by inspectors, the proxies and ballots shall be received, and all questions relating to the qualification of voters, the validity of proxies and the acceptance or rejection of votes shall be decided, in accordance with such procedures as shall from time to time be determined by the officer of the Corporation presiding at the meeting of stockholders. If ordered by the presiding officer or required by law, the vote upon any election or question shall be taken by written ballot. Unless so ordered or required, no vote need be by written ballot.
        The officer of the Corporation presiding at a meeting of stockholders shall fix and announce at the meeting the date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at such meeting. The Board of Directors shall appoint one or more inspectors, which inspector or inspectors may be individuals who serve the Corporation in other capacities, including, without limitation, as officers, employees, agents or representatives, to act at the meetings of stockholders and make a written report thereof. One or more persons may be designated as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate has been appointed to act or is able to act at a meeting of stockholders, the officer of the Corporation presiding at a meeting of stockholders shall appoint one or more inspectors to act at the meeting. Each inspector, before discharging his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall have the duties prescribed by law.

Section 13.Stockholder Nominations Included in the Corporation’s Proxy Materials.
(a)    Inclusion of Nominees in Proxy Statement. Subject to the provisions of this Section 13, if expressly requested in the relevant Nomination Notice (as defined below), the Corporation shall include in its proxy statement for any annual meeting of stockholders:
(i) the names of any person(s) nominated for election (each, a “Nominee”), which shall also be included on the Corporation’s form of proxy and ballot, by any Eligible Holder (as defined below) or group of up to twenty (20) Eligible Holders that has (individually and collectively, in the case of a group) satisfied, as determined by the Board of Directors, all applicable conditions and complied with all applicable procedures set forth in this Section 13 (such Eligible Holder or group of Eligible Holders being a “Nominating Stockholder”);
(ii) disclosure about each Nominee and the Nominating Stockholder required under the rules of the SEC or other applicable law to be included in the proxy statement;
(iii)     any statement included by the Nominating Stockholder in the Nomination Notice for inclusion in the proxy statement in support of each Nominee’s election to the Board of Directors (subject, without limitation, to Section 13(e)(ii)), if such statement does not exceed 500 words and fully complies with Section 14 of the Exchange Act and the rules and regulations thereunder, including Rule 14a-9 (the “Supporting Statement”); and
(iv) any other information that the Corporation or the Board of Directors determines, in their discretion, to include in the proxy statement relating to the nomination of each Nominee, including, without limitation, any statement in opposition to the nomination, any of the information provided pursuant to this Section 13 and any solicitation materials or related information with respect to a Nominee.
For purposes of this Section 13, any determination to be made by the Board of Directors may be made by the Board of Directors, a committee of the Board of Directors or any officer of the Corporation designated by the Board of Directors or a committee of the Board of Directors, and any such determination shall be final and binding on the Corporation, any Eligible Holder, any Nominating Stockholder, any Nominee and any other person so long as made in good faith (without any further requirements). The chairperson of any annual meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall have the power and duty to determine whether a Nominee has been nominated in accordance with the requirements of this Section 13 and, if not so nominated, shall direct and declare at the meeting that such Nominee shall not be considered.
(b)    Maximum Number of Nominees.
(i) The Corporation shall not be required to include in the proxy statement for an annual meeting of stockholders more Nominees than that number of directors constituting the greater of (i) two or (ii) 20% of the total number of directors of the Corporation on the last day on which a Nomination Notice may be submitted pursuant to this Section 13 (rounded down to the nearest whole number) (the “Maximum Number”). The Maximum Number for a particular annual meeting shall be reduced by: (1) Nominees who the Board of Directors itself decides to nominate for election at such annual meeting; (2) Nominees who cease to satisfy, or Nominees of Nominating Stockholders that cease to satisfy, the eligibility requirements in this Section 13, as determined by the Board of Directors; (3) Nominees whose nomination is withdrawn by the Nominating Stockholder or who become unwilling to serve on the Board of Directors; and (4) the number of incumbent directors who had been Nominees with respect to any of the preceding two annual meetings of stockholders and whose reelection at the upcoming annual meeting is being recommended by the Board of Directors. In the event that one or more vacancies for any reason occurs on the Board of Directors after the deadline for submitting a Nomination Notice as set forth in Section 13(d) below but before the date of the annual meeting, and the Board of Directors resolves to reduce the size of the board in connection therewith, the Maximum Number shall be calculated based on the number of directors in office as so reduced.
(ii) If the number of Nominees pursuant to this Section 13 for any annual meeting of stockholders exceeds the Maximum Number then, promptly upon notice from the Corporation, each Nominating Stockholder will select one Nominee for inclusion in the proxy statement until the Maximum Number is reached, going in order of the amount (largest to smallest) of the ownership position as disclosed in each Nominating Stockholder’s Nomination Notice, with the process repeated if the Maximum Number is not reached after each Nominating Stockholder has selected one Nominee. If, after the deadline for submitting a Nomination Notice as set forth in Section 13(d), a Nominating Stockholder or a Nominee ceases to satisfy the eligibility requirements in this Section 13, as determined by the Board of Directors, a Nominating Stockholder withdraws its nomination or a Nominee becomes unwilling to serve on the Board of Directors, whether before or after the mailing or other distribution of the definitive proxy statement, then the nomination shall be disregarded, and the Corporation: (1) shall not be required to include in its proxy statement or on any ballot or form of proxy the disregarded Nominee or any successor or replacement nominee proposed by the Nominating Stockholder or by any other Nominating Stockholder and (2) may otherwise communicate to its stockholders, including without limitation by amending or supplementing its proxy statement or ballot or form of proxy, that a Nominee will not be included as a nominee in the proxy statement or on any ballot or form of proxy and will not be voted on at the annual meeting.
(c)    Eligibility of Nominating Stockholder.
(i) An “Eligible Holder” is a person who has either (1) been a record holder of the shares of common stock used to satisfy the eligibility requirements in this Section 13(c) continuously for the three-year period specified in Subsection (ii) below or (2) provides to the Secretary of the Corporation, within the time period referred to in Section 13(d), evidence of continuous ownership of such shares for such three-year period from one or more securities intermediaries in a form that the Board of Directors determines would be deemed acceptable for purposes of a shareholder proposal under Rule 14a-8(b)(2) under the Exchange Act (or any successor rule).
(ii) An Eligible Holder or group of up to 20 Eligible Holders may submit a nomination in accordance with this Section 13 only if the person or group (in the aggregate) has continuously owned at least the Minimum Number (as defined below) of shares of the Corporation’s common stock throughout the three-year period preceding and including the date of submission of the Nomination Notice, and continues to own at least the Minimum Number through the date of the annual meeting. Two or more funds that are (x) under common management and investment control, (y) under common management and funded primarily by a single employer or (z) a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended, shall be treated as one Eligible Holder if such Eligible Holder shall provide together with the Nomination Notice documentation reasonably satisfactory to the Corporation that demonstrates that the funds meet the criteria set forth in (x), (y) or (z) hereof. For the avoidance of doubt, in the event of a nomination by a group of Eligible Holders, any and all requirements and obligations for an individual Eligible Holder that are set forth in this Section 13, including the minimum holding period, shall apply to each member of such group; provided, however, that the Minimum Number shall apply to the ownership of the group in the aggregate. Should any stockholder cease to satisfy the eligibility requirements in this Section 13, as determined by the Board of Directors, or withdraw from a group of Eligible Holders at any time prior to the annual meeting of stockholders, the group of Eligible Stockholders shall only be deemed to own the shares held by the remaining members of the group.
(iii)     The “Minimum Number” of shares of the Corporation’s common stock means 3% of the number of outstanding shares of common stock as of the most recent date for which such amount is given in any filing by the Corporation with the SEC prior to the submission of the Nomination Notice.
(iv)     For purposes of this Section 13, an Eligible Holder “owns” only those outstanding shares of the Corporation as to which the Eligible Holder possesses both:
(A)    the full voting and investment rights pertaining to the shares; and
(B)    the full economic interest in (including the opportunity for profit and risk of loss on) such shares;
provided that the number of shares calculated in accordance with clauses (A) and (B) shall not include any shares: (1) purchased or sold by such Eligible Holder or any of its affiliates in any transaction that has not been settled or closed, (2) sold short by such Eligible Holder, (3) borrowed by such Eligible Holder or any of its affiliates for any purpose or purchased by such Eligible Holder or any of its affiliates pursuant to an agreement to resell or subject to any other obligation to resell to another person, or (4) subject to Derivative Instrument entered into by such Eligible Holder or any of its affiliates,.
An Eligible Holder “owns” shares held in the name of a nominee or other intermediary so long as the Eligible Holder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. An Eligible Holder’s ownership of shares shall be deemed to continue during any period in which the Eligible Holder has delegated any voting power by means of a proxy, power of attorney, or other similar instrument or arrangement that is revocable at any time by the Eligible Holder. An Eligible Holder’s ownership of shares shall be deemed to continue during any period in which the Eligible Holder has loaned such shares provided that the Eligible Holder has the power to recall such loaned shares on five business days’ notice, has recalled such loaned shares as of the date of the Nomination Notice and continues to hold such shares through the date of the annual meeting. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings. Whether outstanding shares of the Corporation are “owned” for these purposes shall be determined by the Board.
(v) No Eligible Holder shall be permitted to be in more than one group constituting a Nominating Stockholder, and if any Eligible Holder appears as a member of more than one group, it shall be deemed to be a member of the group that has the largest ownership position as reflected in the Nomination Notice.
(d)    Nomination Notice. To nominate a Nominee, the Nominating Stockholder must, no earlier than 150 calendar days and no later than 120 calendar days before the anniversary of the date that the Corporation mailed its proxy statement for the prior year’s annual meeting of stockholders, submit to the Secretary of the Corporation at the principal executive office of the Corporation all of the following information and documents (collectively, the “Nomination Notice”); provided, however, that if

(and only if) the annual meeting is not scheduled to be held within a period that commences 30 days before such anniversary date and ends 30 days after the anniversary of the prior year’s meeting date (an annual meeting date outside such period being referred to herein as an “Other Meeting Date”), the Nomination Notice shall be given in the manner provided herein by the later of the close of business on the date that is 180 days prior to such Other Meeting Date or  the tenth day following the date such Other Meeting Date is first publicly announced or disclosed:
(i) A Schedule 14N (or any successor form) relating to each Nominee, completed and filed with the SEC by the Nominating Stockholder as applicable, in accordance with SEC rules;
(ii) A written notice, in a form deemed satisfactory by the Board of Directors, of the nomination of each Nominee that includes the following additional information, agreements, representations and warranties by the Nominating Stockholder (including each group member):
(A) the information required with respect to the nomination of directors pursuant to Section 6 of these Bylaws (“Nominations and Proposals”) set forth above as if the Nomination Notice had been a Notice of Intent;
(B) the details of any relationship that existed within the past three years and that would have been described pursuant to Item 6(e) of Schedule 14N (or any successor item) if it existed on the date of submission of the Schedule 14N;
(C) a representation and warranty that the Nominating Stockholder acquired the securities of the Corporation in the ordinary course of business and did not acquire, and is not holding, securities of the Corporation for the purpose or with the effect of influencing or changing control of the Corporation;
(D) a representation and warranty that each Nominee:
(1) does not have any direct or indirect relationship with the Corporation that would cause the Nominee to be considered not independent pursuant to the Corporation’s Corporate Governance Guidelines as most recently published on its website and otherwise qualifies as independent under the rules of the primary stock exchange on which the Corporation’s shares of common stock are traded;
(2) meets the audit committee and compensation committee independence requirements under the rules of the primary stock exchange on which the Corporation’s shares of common stock are traded;
(3) is a “non-employee director” for the purposes of Rule 16b-3 under the Exchange Act (or any successor rule);
(4) is not and has not been subject to any event specified in Rule 506(d)(1) of Regulation D (or any successor rule) under the Securities Act of 1933 or Item 401(f) of Regulation S-K (or any successor rule) under the Exchange Act, without reference to whether the event is material to an evaluation of the ability or integrity of such Nominee; and
(5) qualifies as independent under the Federal Reserve regulations implementing Section 165(h) of the Dodd Frank Act (12 CFR Sec. 252.22(d));
(E) a representation and warranty that the Nominating Stockholder satisfies the eligibility requirements set forth in Section 13(c) and has provided evidence of ownership to the extent required by Section 13(c)(i);
(F) a representation and warranty that the Nominating Stockholder intends to continue to satisfy the eligibility requirements described in Section 13(c) through the date of the annual meeting and a statement regarding the Nominating Stockholder’s intent with respect to continued ownership of the Minimum Number of shares for at least one year following the annual meeting; provided, however, that any Eligible Holder that is a registered open-end mutual fund under the Investment Company Act of 1940, and that seeks to replicate an index, will not violate this requirement as a result of changes to its common stock holdings in response to changes in the index or weightings of the securities in the index;
(G) a representation and warranty that the Nominating Stockholder will not engage in a “solicitation” within the meaning of Rule 14a-1(l) (without reference to the exception in Section 14a-1(l)(2)(iv)) (or any successor rules) with respect to the annual meeting, other than with respect to a Nominee or any nominee of the Board;
(H) a representation and warranty that the Nominating Stockholder will not use any proxy card other than the Corporation’s proxy card in soliciting stockholders in connection with the election of a Nominee at the annual meeting;
(I) if desired, a Supporting Statement; and
(J) in the case of a nomination by a group, the designation by all group members of one group member that is authorized to act on behalf of all group members with respect to matters relating to the nomination, including withdrawal of the nomination;
(iii) An executed agreement, in a form deemed satisfactory by the Board of Directors, pursuant to which the Nominating Stockholder (including each group member) agrees:
(A) to file any written solicitation or other written communication with the Corporation’s stockholders relating to one or more of the Corporation’s directors or director nominees or any Nominee with the SEC, regardless of whether any such filing is required under rule or regulation or whether any exemption from filing is available for such materials under any rule or regulation;
(B) to assume all liability stemming from an action, suit or proceeding concerning any actual or alleged legal or regulatory violation arising out of any communication by the Nominating Stockholder or any of its Nominees with the Corporation, its stockholders or any other person in connection with the nomination or election of directors, including, without limitation, the Nomination Notice;
(C) to indemnify and hold harmless (jointly with all other group members, in the case of a group member) the Corporation and each of its directors, officers and employees individually against any liability, loss, damages, expenses or other costs (including attorneys’ fees) incurred in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers or employees arising out of or relating to a failure or alleged failure of the Nominating Stockholder or any of its Nominees to comply with, or any breach or alleged breach of, its or their obligations, agreements or representations under this Section 13; and
(D) in the event that any information included in the Nomination Notice, or any other communication by the Nominating Stockholder (including with respect to any group member), with the Corporation, its stockholders or any other person in connection with the nomination or election ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statements made not misleading), or that the Nominating Stockholder (including any group member) has failed to continue to satisfy the eligibility requirements described in Section 13(c), to promptly (and in any event within 48 hours of discovering such misstatement, omission or failure) notify the Corporation and any other recipient of such communication of (x) the misstatement or omission in such previously provided information and of the information that is required to correct the misstatement or omission or (y) such failure; and

(iv) The written questionnaire, representation and agreement required pursuant to Section 6(d)(iv).
The information and documents required by this Section 13(d) to be provided by the Nominating Stockholder shall be: (i) provided with respect to and executed by each group member, in the case of information applicable to group members; and (ii) provided with respect to the persons specified in Instruction 1 to Items 6(c) and (d) of Schedule 14N (or any successor item) in the case of a Nominating Stockholder or group member that is an entity. The Nomination Notice shall be deemed submitted on the date on which all the information and documents referred to in this Section 13(d) (other than such information and documents contemplated to be provided after the date the Nomination Notice is provided) have been delivered to or, if sent by mail, received by the Secretary of the Corporation.
(e)    Exceptions.
(i) Notwithstanding anything to the contrary contained in this Section 13, the Corporation may omit from its proxy statement any Nominee and any information concerning such Nominee (including a Nominating Stockholder’s Supporting Statement) and no vote on such Nominee will occur (notwithstanding that proxies in respect of such vote may have been received by the Corporation), and the Nominating Stockholder may not, after the last day on which a Nomination Notice would be timely, cure in any way any defect preventing the nomination of such Nominee, if:
(A) the Corporation receives a notice pursuant to Section 6 above of these Bylaws that a stockholder intends to nominate a candidate for director at the annual meeting, whether or not such notice is subsequently withdrawn or made the subject of a settlement with the Corporation;
(B) the Nominating Stockholder or the designated lead group member, as applicable, or any qualified representative thereof, does not appear at the meeting of stockholders to present the nomination submitted pursuant to this Section 13, the Nominating Stockholder withdraws its nomination or the chairperson of the annual meeting declares that such nomination was not made in accordance with the procedures prescribed by this Section 13 and shall therefore be disregarded;
(C) the Board of Directors determines that such Nominee’s nomination or election to the Board of Directors would result in the Corporation violating or failing to be in compliance with the Corporation’s bylaws or certificate of incorporation or any applicable law, rule or regulation to which the Corporation is subject, including any rules or regulations of the primary stock exchange on which the Corporation’s common stock is traded;
(D) such Nominee was nominated for election to the Board of Directors pursuant to this Section 13 at one of the Corporation’s two preceding annual meetings of stockholders and either withdrew or became ineligible or received a vote of less than 25% of the shares of common stock entitled to vote for such Nominee;
(E) (1) such Nominee has been, within the past three years, an officer or director of a competitor, as defined for purposes of Section 8 of the Clayton Antitrust Act of 1914, as amended; (2) the Nominee’s election as a member of the Board of Directors would cause the Corporation to seek, or assist in the seeking of, advance approval or to obtain, or assist in the obtaining of, an interlock waiver pursuant to the rules or regulations of the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency or the Federal Energy Regulatory Commission; or (3) such Nominee is a director, trustee, officer or employee with management functions for any depository institution, depository institution holding company or entity that has been designated as a Systemically Important Financial Institution, each as defined in the Depository Institution Management Interlocks Act, provided, however, that this clause (3) shall apply only so long as the Corporation is subject to compliance with Section 164 of the Dodd-Frank Wall Street Reform and Consumer Protection Act; or

(F) the Corporation is notified, or the Board of Directors determines, that the Nominating Stockholder or the Nominee has failed to continue to satisfy the eligibility requirements described in Section 13(c), any of the representations and warranties made in the Nomination Notice ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statements made not misleading), such Nominee becomes unwilling or unable to serve on the Board of Directors or any material violation or breach occurs of the obligations, agreements, representations or warranties of the Nominating Stockholder or such Nominee under this Section 13.
(ii) Notwithstanding anything to the contrary contained in this Section 13, the Corporation may omit from its proxy statement, or may supplement or correct, any information, including all or any portion of the Supporting Statement or any other statement in support of a Nominee included in the Nomination Notice, if the Board of Directors determines that:
(A) such information is not true in all material respects or omits a material statement necessary to make the statements made not misleading;
(B) such information directly or indirectly impugns the character, integrity or personal reputation of, or directly or indirectly makes charges concerning improper, illegal or immoral conduct or associations, without factual foundation, with respect to, any person; or
(C) the inclusion of such information in the proxy statement would otherwise violate the SEC proxy rules or any other applicable law, rule or regulation.
(iii) The Corporation may solicit against, and include in the proxy statement its own statement relating to, any Nominee.
ARTICLE III

DIRECTORS
Section 1.Number and Election of Directors. Subject to the rights of the holders of any series of preferred stock of the Corporation to elect directors under specified circumstances, the Board of Directors shall consist of at least eight (8), but no more than thirteen (13), members. The exact number of authorized directors shall be fixed, from time to time, by the Board of Directors.
The Board shall consist of no more than two inside directors who do not meet the definition of “Outside Directors”. An “Outside Director” is any director of the Corporation or its subsidiaries, which, in the opinion of the Board, would not interfere with the exercise of independent judgment in carrying out the responsibilities of a Director, and which meets the independence and experience requirements of the Securities and Exchange Commission (“SEC”) and the Nasdaq National Market (“Nasdaq”) applicable to independent directors as in effect from time to time when and as required by SEC and Nasdaq.
        Subject to the Certificate of Incorporation and the rights of the holders of any series of preferred stock of the Corporation to elect directors under specified circumstances, directors shall be elected by the vote of the majority of the votes cast (meaning the number of shares voted “for” a nominee must exceed the number of shares voted “against” such nominee); provided that the directors shall be elected by a plurality of the votes cast (meaning the nominees with the greatest number of shares voted “for” shall be elected without regard to votes cast “against” any nominee) at any contested election; and, provided further, that to the extent the Certificate of Incorporation provides for cumulative voting in director elections, and, pursuant to the Certificate of Incorporation, at least one stockholder has given notice at the meeting, prior to the voting, of such stockholder’s intention to cumulate his or her votes, directors shall be elected by a plurality of the votes cast.
For purposes of this Section 3, a contested election shall mean any election for which the number of nominees to serve as directors exceeds the number of directors to be elected, with the determination that an election is a contested election being made by the Board of Directors within ten days of the initial distribution of the Corporation’s proxy statement for the relevant meeting. Once an election is determined to be a contested election, directors shall be elected by the vote of a plurality of the votes cast notwithstanding that one or more notices of nomination subsequently may be withdrawn or declared invalid or untimely.
Each director so elected shall hold office until the next Annual Meeting and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal.
Any director may resign at any time upon notice to the Corporation in writing or by electronic transmission. Directors need not be stockholders.
Section 2.Removal. Subject to applicable law and the rights of the holders of any series of preferred stock with respect to such series of preferred stock, any director or the entire Board of Directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote generally in the election of directors.
Section 3.Vacancies. Subject to applicable law and the rights of the holders of any series of preferred stock with respect to such series of preferred stock, and unless the Board of Directors otherwise determines, vacancies resulting from death, resignation, retirement, disqualification, removal from office or other cause, and newly created directorships resulting from any increase in the authorized number of directors, may be filled only by the affirmative vote of a majority of the remaining directors (or the sole remaining director), though less than a quorum of the Board of Directors, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and qualified, or his or her earlier death, resignation or removal. Subject to the Certificate of Incorporation, no decrease in the authorized number of directors constituting the entire Board of Directors shall shorten the term of any incumbent director.
Section 4.Duties and Powers. The business of the Corporation shall be managed by or under the direction of the Board of Directors which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these Bylaws directed or required to be exercised or done by the stockholders.
Section 5.Meetings. The Board of Directors of the Corporation may hold meetings, both regular and special, either within or without the State of Delaware. Regular meetings of the Board of Directors may be held without notice at such time and at such place (if any, or by means of remote communication) as may from time to time be determined by the Board of Directors. Special meetings of the Board of Directors may be called by the Chair, if there be one, the President, or a majority of the entire Board of Directors then in office. Notice of such special meeting stating the place (if any, or by means of remote communication), date and hour of the meeting shall be given to each director either by mail not less than forty-eight (48) hours before the date of the meeting, by telephone, hand, courier, facsimile, electronic mail or telegram on twenty-four (24) hours’ notice, or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate in the circumstances. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors need be specified in the notice of such meeting. A meeting may be held at any time without notice if all the directors are present or if those not present waive notice of the meeting in accordance with Section 3 of Article VI of these Bylaws.
Section 6.Quorum. Except as may be otherwise specifically provided by law, the Certificate of Incorporation or these Bylaws, at all meetings of the Board of Directors, a majority of the entire Board of Directors then in office shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. Notwithstanding the withdrawal of enough directors to leave less than a quorum, the directors present at a duly organized meeting may continue to transact business until adjournment.

Section 7.Actions of Board. Unless otherwise provided by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all the members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or committee.
Section 8.Meetings by Means of Conference Telephone. Unless otherwise provided by the Certificate of Incorporation or these Bylaws, members of the Board of Directors of the Corporation, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors or such committee by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 8 shall constitute presence in person at such meeting.
Section 9.Committees. The Board of Directors may, by resolution passed by a majority of the entire Board of Directors, designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of any such committee. In the absence or disqualification of a member of a committee, and in the absence of a designation by the Board of Directors of an alternate member to replace the absent or disqualified member, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any absent or disqualified member. Any committee, to the extent allowed by law and provided in the resolution establishing such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation. Each committee shall keep regular minutes and report to the Board of Directors when required.
Section 10.Compensation. The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid such compensation for their service on the Board of Directors as may be determined by resolution of the Board of Directors. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed additional compensation for their service on such committees.
ARTICLE IV

OFFICERS
Section 1.General. The officers of the Corporation shall be chosen by the Board of Directors and shall be a Chief Executive Officer, President and a Secretary. The Board of Directors shall also choose a Chair of the Board of Directors (who must be a director), and, at its discretion, may also choose a Chief Financial Officer, one or more Vice Chairs (who must be a director), one or more Vice Presidents, one or more Assistant Secretaries, a Treasurer and one or more Assistant Treasurers and other officers. Any number of offices may be held by the same person, unless otherwise prohibited by law, the Certificate of Incorporation or these Bylaws. The officers of the Corporation need not be stockholders of the Corporation nor, except in the case of the Chair of the Board of Directors, need such officers be directors of the Corporation.
Section 2.Election. The Board of Directors shall elect the officers of the Corporation who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors; and all officers of the Corporation shall hold office until their successors are chosen and qualified, or until their earlier death, resignation or removal. Any officer elected by the Board of Directors may be removed at any time by the affirmative vote of a majority of the Board of Directors. Any such removal shall be without prejudice to the contractual rights of such officer, if any, with the Corporation, but the election of an officer shall not of itself create contractual rights. Any vacancy occurring in any office of the Corporation shall be filled by the Board of Directors.

Section 3.Voting Securities Owned by the Corporation. Powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the President or any Vice President and any such officer may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any Corporation in which the Corporation may own securities and at any such meeting shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed if present. The Board of Directors may, by resolution, from time to time confer like powers upon any other person or persons.
Section 4.Chair of the Board of Directors. The Chair of the Board of Directors, if there be one, shall preside at all meetings of the stockholders and of the Board of Directors. Except where by law the signature of the President is required, the Chair of the Board of Directors shall possess the same power as the President to sign all contracts, certificates and other instruments of the Corporation which may be authorized by the Board of Directors. During the absence or disability of the President, the Chair of the Board of Directors shall exercise all the powers and discharge all the duties of the President. The Chair of the Board of Directors shall also perform such other duties and may exercise such other powers as from time to time may be assigned to him or her by these Bylaws or by the Board of Directors.
Section 5.Vice Chair of the Board of Directors. In the absence of the Chair of the Board of Directors, the Vice Chair of the Board of Directors, if any, shall preside at all meetings of the Board of Directors and of the stockholders at which he or she shall be present and shall have and may exercise such powers as may, from time to time, be assigned to him or her by the Board of Directors or as may be provided by law.
Section 6.Chief Executive Officer. The Chief Executive Officer shall, subject to the control of the Board of Directors, have general supervision of the business of the Corporation and shall see that all orders and resolutions of the Board of Directors are carried into effect. He shall execute all bonds, mortgages, contracts and other instruments of the Corporation requiring a seal, under the seal of the Corporation, except where required or permitted by law to be otherwise signed and executed and except that the other officers of the Corporation may sign and execute documents when so authorized by these Bylaws, the Board of Directors or the Chief Executive Officer. In the absence or disability of the Chair of the Board of Directors, and if the Chief Executive Officer is a director, the Chief Executive Officer shall preside at all meetings of the Board of Directors. The Chief Executive Officer shall also perform such other duties and may exercise such other powers as from time to time may be assigned to him by these Bylaws or by the Board of Directors.
Section 7.President. The President (if other than the Chief Executive Officer) shall have such authority as granted to the President by these Bylaws, the Chief Executive Officer or the Board of Directors, and the President shall perform such duties and may exercise other powers as from time to time may be assigned to him by these Bylaws, the Chief Executive Officer or the Board of Directors.
Section 8.Chief Financial Officer. The Chief Financial Officer shall consider the adequacy of, and make recommendations to the Board of Directors concerning, the capital resources available to the Corporation to meet its projected obligations and business plans; report periodically to the Board of Directors on financial results and trends affecting the business of the Corporation; and shall have such other powers and perform such other duties as may from time to time be granted or assigned to him or her by the Board of Directors or, subject to the control of the Board of Directors, by a committee thereof. The Chief Financial Officer may supervise the Treasurer.
Section 9.Vice Presidents. At the request of the President or in his or her absence or in the event of his or her inability or refusal to act (and if there be no Chair of the Board of Directors), the Vice President or the Vice Presidents if there is more than one (in the order designated by the Board of Directors or the President) shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. Each Vice President shall perform such other duties and have such other powers as the Board of Directors from time to time may prescribe. If there be no Chair of the Board of Directors and no President, the Board of Directors shall designate the officer of the Corporation who, in the absence of the President or in the event of the inability or refusal of the President to act, shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President.
Section 10.Secretary. The Secretary shall attend all meetings of the Board of Directors and all meetings of stockholders and record all the proceedings thereat in a book or books to be kept for that purpose; the Secretary shall also perform like duties for the standing committees when required. If the Secretary shall be unable or shall refuse to attend and record the proceedings of all meetings of the stockholders and special meetings of the Board of Directors, and if there be no Assistant Secretary, then either the Board of Directors or the President may choose another officer to cause such notice to be given. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or President, under whose supervision he shall be. If the Secretary shall be unable or shall refuse to cause to be given notice of all meetings of the stockholders and special meetings of the Board of Directors, and if there be no Assistant Secretary, then either the Board of Directors or the President may choose another officer to cause such notice to be given. The Secretary shall have custody of the seal of the Corporation and the Secretary or any Assistant Secretary, if there be one, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by the signature of the Secretary or by the signature of any such Assistant Secretary. The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing by his or her signature. The Secretary shall see that all books, reports, statements, certificates and other documents and records required by law to be kept or filed are properly kept or filed, as the case may be. Such books, reports, statements, certificates and other documents and records may be kept within or without the State of Delaware as the Board of Directors may from time to time determine.
Section 11.Treasurer. The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the President and the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all his or her transactions as Treasurer and of the financial condition of the Corporation. If required by the Board of Directors, the Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his or her office and for the restoration to the Corporation, in case of his or her death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his or her possession or under his or her control belonging to the Corporation.
Section 12.Assistant Secretaries. Except as may be otherwise provided in these Bylaws, Assistant Secretaries, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the President, any Vice President, if there be one, or the Secretary, and in the absence of the Secretary or in the event of his or her disability or refusal to act, shall perform the duties of the Secretary, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Secretary.
Section 13.Assistant Treasurers. Assistant Treasurers, if there be any, shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors, the President, any Vice President, if there be one, or the Treasurer, and in the absence of the Treasurer or in the event of his or her disability or refusal to act, shall perform the duties of the Treasurer, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Treasurer. If required by the Board of Directors, an Assistant Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of his or her office and for the restoration to the Corporation, in case of his or her death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his or her possession or under his or her control belonging to the Corporation.
Section 14.Other Officers. Such other officers as the Board of Directors may choose shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors. The Board of Directors may delegate to any other officer of the Corporation the power to choose such other officers and to prescribe their respective duties and powers.
ARTICLE V

STOCK
Section 1.Stock Certificates. The shares of the Corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of the Corporation’s stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Every holder of stock of the Corporation represented by certificates shall be entitled to have a certificate signed by, or in the name of, the Corporation by the Chair or Vice Chair of the Board of Directors, or the President or Vice President, and by the Secretary or an Assistant Secretary of the Corporation representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be by a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue. The Corporation shall not have power to issue a certificate in bearer form.
Section 2.Signatures. Where a certificate is countersigned by (i) a transfer agent other than the Corporation or its employee, or (ii) a registrar other than the Corporation or its employee, any other signature on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.
Section 3.Lost Certificates. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner's legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.
Section 4.Transfers. Stock of the Corporation shall be transferable in in the manner prescribed by law and in these Bylaws. Transfers of stock shall be made on the books of the Corporation only by the record holder of such stock or by his or her attorney lawfully constituted in writing and, if such stock is certificated, upon the surrender of the certificate therefor, which shall be canceled before a new certificate shall be issued.
Section 5.Record Date. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than sixty days nor less than ten days before the date of such meeting, nor more than sixty days prior to any other action. Except to the extent otherwise required by law, a determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may in its discretion fix a new record date for the adjourned meeting.

Section 6.Beneficial Owners. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by law.
ARTICLE VI

NOTICES
Section 1.Notices. Whenever written notice is required by law, the Certificate of Incorporation or these Bylaws, to be given to any stockholder, such notice may be given (i) by mail, addressed to such stockholder, at his or her address as it appears on the records of the Corporation, with postage thereon prepaid or (ii) except as provided in the DGCL, by electronic transmission in accordance with Section 2 of this Article VI. If given by mail, such notice shall be deemed delivered at the time when the same shall be deposited in the United States mail.
Section 2.Notices by Electronic Transmission. Without limiting the manner by which notice otherwise may be given effectively to stockholders pursuant to the law, the Certificate of Incorporation or these Bylaws, any notice to stockholders given by the Corporation under any law, the Certificate of Incorporation or these Bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice to the Corporation. Any such consent shall be deemed revoked if:
(i)the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent; and
(ii)such inability becomes known to the Secretary or an Assistant Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice.
However, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.

Any notice given pursuant to the preceding paragraph shall be deemed given:
(i)if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice;
(ii)if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice;
(iii)if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and
(iv)if by any other form of electronic transmission, when directed to the stockholder.

An affidavit of the Secretary or an Assistant Secretary or of the transfer agent or other agent of the Corporation that the notice has been given by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

For the purpose of these Bylaws, an “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved, and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

Section 3.Waivers of Notice. Whenever notice is required to be given by law, the Certificate of Incorporation or these Bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these Bylaws.
ARTICLE VII

GENERAL PROVISIONS
Section 1.Dividends. Dividends upon the capital stock of the Corporation, subject to the provisions of the Certificate of Incorporation, if any, may be declared by the Board of Directors at any regular or special meeting, and may be paid in cash, in property, or in shares of the capital stock. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, deems proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for any proper purpose, and the Board of Directors may modify or abolish any such reserve.
Section 2.Disbursements. All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.
Section 3.Fiscal Year. The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors.
Section 4.Corporate Seal. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the word “Delaware”. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.
Section 5.Exclusive Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation or any director, officer or other employee of the Corporation arising pursuant to any provision of Delaware law or the Certificate of Incorporation or these Bylaws (in each case, as they may be amended from time to time) or (iv) any action asserting a claim against the Corporation or any director, officer or other employee of the Corporation governed by the internal affairs doctrine shall be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware).
ARTICLE VIII

INDEMNIFICATION
Section 1.Indemnification of Directors and Officers. The Corporation shall, to the fullest extent permitted by the DGCL or other applicable law, as now or hereinafter in effect, indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that the person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to any employee benefit plan, its participants or beneficiaries, against expenses (including attorneys’ fees), judgments, fines (including any excise taxes assessed on a person with respect to any employee benefit plan), settlements and other amounts actually and reasonably incurred in connection with any such proceeding; provided, however, that the Corporation shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless such proceeding was authorized in advance by the board of directors of the Corporation.

Section 2.Indemnification of Others. The Corporation shall have the power, to the fullest extent permitted by the DGCL, as now or hereinafter in effect, to indemnify any person (other than directors and officers) who was or is a party, or is threatened to be made a party, to any proceeding by reason of the fact that the person is or was an employee or agent of the Corporation, against expenses (including attorneys’ fees), judgments, fines (including any excise taxes assessed on a person with respect to any employee benefit plan), settlements and other amounts actually and reasonably incurred in connection with any such proceeding. For purposes of this Section 2, an “employee” or “agent” of the Corporation includes any person (other than a director or officer) who is or was serving at the request of the Corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to any employee benefit plan, its participants or beneficiaries.

Section 3.Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to any employee benefit plan, its participants or beneficiaries, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of the DGCL.

Section 4.Expenses. Reasonable expenses (including attorneys’ fees) incurred by an officer or director of the Corporation in defending a proceeding (or part thereof) shall be paid by the Corporation in advance of the final disposition of such proceeding (or part thereof) following request therefor, upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Corporation under this Article VIII or the DGCL; provided, however, that the Corporation shall not be required to advance expenses to any director or officer in connection with any proceeding (or part thereof) initiated by such person unless the proceeding was authorized in advance by the board of directors of the Corporation.

Section 5.Non-Exclusivity of Rights. The rights conferred on any person by this Article VIII shall not be exclusive of any other right which such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, these Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. The Corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the DGCL or other applicable law.

Section 6.Other Sources. The Corporation’s obligation, if any, to indemnify or to advance expenses to any person so entitled pursuant to this Article VIII shall be reduced to the extent of any other source of indemnification or any otherwise applicable insurance coverage under a policy maintained by the Corporation or any other person, except as may be agreed to in writing between the Corporation and any such indemnitee.

Section 7.Survival of Rights. The rights conferred on any person by this Article VIII shall continue as to a person who has ceased to be a director, officer, employee or other agent of the Corporation and shall inure to the benefit of the heirs, executors and administrators of such person.

Section 8.The Corporation. For purposes of this Article VIII, references to the “Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VIII with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

Section 9.Amendments. Any repeal or modification of this Article VIII shall only be prospective and shall not adversely affect the rights under this Article VIII in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any proceeding against any agent of the Corporation.

ARTICLE IX

AMENDMENTS
Section 1.Authority to Amend. These Bylaws may be altered, amended or repealed, in whole or in part, or new bylaws may be adopted by the Board of Directors, but the stockholders entitled to vote may adopt additional bylaws and may amend or repeal any bylaw whether or not adopted by them.
Section 2.Entire Board of Directors. As used in this Article IX and in these Bylaws generally, the term “entire Board of Directors” means the total number of directors which the Corporation would have if there were no vacancies.